Exhibit 10.2

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of November 8, 2021 by and between (i) Biotech Acquisition Company, a Cayman Islands exempted company (together with its successors, including after the Conversion (as defined below), “Acquiror”), and (ii) the undersigned Blade Stockholder (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (defined below).

WHEREAS, on or about the date hereof, (i) the Acquiror, (ii) Blade Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of the Acquiror (“Blade Merger Sub”), (iii) Biotech Sponsor LLC (the “Sponsor”), in its capacity thereunder as the Acquiror Representative, (iv) Jean-Frédéric Viret, in the capacity thereunder as the Blade Representative, and (v) Blade Therapeutics, Inc., a Delaware corporation (“Blade”), entered into that certain Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, (a) the Acquiror shall continue out of the Cayman Islands and into the State of Delaware as to re-domicile as and become a Delaware corporation pursuant to the applicable provisions of the Cayman Islands Companies Act (As Revised) and the DGCL (such re-domiciliation, the “Conversion”) and (b) Blade Merger Sub will merge with and into Blade, with Blade continuing as the surviving entity (the “Merger”);

WHEREAS, as of the date hereof, Holder is the holder of the Blade Stock set forth on Exhibit A hereto (the “Owned Securities”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time the Owned Securities (including Blade Common Stock issued in connection with the Blade Preferred Stock Conversion) (other than any Dissenting Shares), will be automatically cancelled and extinguished and converted into the right to receive the consideration set forth in Section 3.01(b) of the Merger Agreement, upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the of the DGCL; and

WHEREAS, pursuant to the Merger Agreement, and in view of the valuable consideration to be received by Holder thereunder, the parties desire to enter into this Agreement, pursuant to which the shares of Acquiror Common Stock to be received by Holder as consideration in the Merger (including any Earnout Shares issued after the Closing) (all such securities, together with any securities paid as dividends or distributions with respect to such shares of Acquiror Common Stock or into which such shares of Acquiror Common Stock are exchanged or converted, the “Restricted Securities” (provided, that, for the avoidance of doubt, any shares of Acquiror Common Stock acquired by Holder pursuant to a Subscription Agreement or in open market transactions, together with any securities paid as dividends or distributions with respect to such shares of Acquiror Common Stock, will not be Restricted Securities), shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees that, during the period (the “Lock-Up Period”) commencing on the Closing Date and ending on the earliest of (I) the date that is six (6) months after the Closing Date and (II) subsequent to the Closing, (X) the first date on which the last sale price of the Common Stock has equaled or exceeded $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing or (Y) the date on which Acquiror completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Acquiror’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, Holder will not: (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Restricted Securities, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Transfer”).

(b) Notwithstanding the foregoing, Holder may Transfer the Restricted Securities:

(i) as a bona fide gift or gifts or charitable contribution, or for bona fide estate planning purposes;

(ii) if Holder is a natural person, to any member of Holder’s immediate family (as defined below) or to any trust for the direct or indirect benefit of Holder or Holder’s immediate family, or if Holder is a trust, to a trustor, trustee or beneficiary of the trust or to the estate of a trustor, trustee or beneficiary of such trust;

(iii) upon death or by will, testamentary document or intestate succession;

(iv) [reserved];

(v) if Holder is a corporation, partnership, limited liability company or other business entity, (A) to another corporation, partnership, limited liability company or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of Holder, or to any investment fund or other entity controlled or managed by Holder or affiliates of Holder (provided, for the avoidance of doubt, that any references in this Agreement to affiliates of Holder shall include any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, Holder), whether for or without any consideration, or (B) as part of a distribution by Holder to its stockholders, partners, members or other equityholders or to the estate of any such stockholders, partners, members or other equityholders, whether for or without any consideration;

(vi) to the Acquiror in connection with the vesting or settlement of restricted stock units or the “net” or “cashless” exercise of options, warrants or other rights to purchase shares of Acquiror Common Stock, (for purposes of exercising such options, warrants or rights, including any transfer for the payment of tax withholdings or remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or other rights), in all such cases pursuant to equity awards granted under a stock incentive plan or other equity award plan of the Acquiror, which plan is described in one or more registration statements on file with or to be filed with the U.S. Securities and Exchange Commission (the “Registration Statements”); provided, that the foregoing provisions are limited to any restricted stock unit, option, warrant or other right to purchase shares of Acquiror Common Stock that vests, settles or expires during the Lock-Up Period and that any shares of Acquiror Common Stock received upon such vesting, settlement or exercise shall be subject to the terms of this Agreement;

(vii) to the Acquiror in connection with (A) the repurchase of shares of Acquiror Common Stock issued pursuant to equity awards granted under a stock incentive plan or other equity award plan, limited only to a plan that is described in the Registration Statements or (B) a right of first refusal that the Acquiror has with respect to transfers of such shares or securities;

(viii) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of shares of Acquiror Common Stock involving a Change of Control (as defined below) of the Acquiror; provided, that, in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Restricted Securities shall remain subject to the provisions of this Agreement until expiration of the Lock-Up Period; or

(ix) by operation of law pursuant to the rules of descent and distribution or pursuant to a qualified domestic order or in connection with a divorce settlement or any related court order;

provided, that, (A) in the case of (i), (ii), (iii), and (ix) above, such Transfer shall not involve a disposition for value, (B) in the case of (i), (ii), (iii), (v) and (ix) above, it shall be a condition to the Transfer or distribution that the donee(s), transferee(s) or distributee(s), as the case may be, agrees in writing to be bound by the restrictions set forth herein, (C) in the case of (i), (ii), and (iii) above, no filing by Holder under Section 16 of the Exchange Act, or other public filing, report or announcement by Holder reporting a reduction in beneficial ownership of shares of Acquiror Common Stock shall be required or shall be voluntarily made during the Lock-Up Period, and (D) in the case of (vi), (vii) and (ix) above, no filing under Section 16 of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Acquiror Common Stock shall be voluntarily made during the Lock-Up Period and, if Holder is required to file a report under Section 16 of the Exchange Act during the Lock-Up Period, Holder shall include a statement in such report to the effect that such Transfer is to the Acquiror in connection with the repurchase of shares of Acquiror Common Stock pursuant to a right of first refusal, or by operation of law, such as pursuant to a qualified domestic order or in connection with a divorce settlement or any other court order, as the case may be.

For purposes of this Agreement: “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin; and “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of the Acquiror’s voting securities if, after such transfer, the Acquiror’s stockholders as of immediately prior to such transfer do not hold at least 50% of the outstanding voting securities of the Acquiror (or the surviving entity).

(c) If any Transfer is made or attempted during the Lock-Up Period in violation of the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Acquiror shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Acquiror may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the expiration of the Lock-Up Period.

(d) [INTENTIONALLY OMITTED].

(e) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of the Acquiror during the Lock-Up Period, including the right to vote any Restricted Securities and to receive dividends thereon (subject to this Agreement with respect to dividends made in the form of Acquiror Common Stock or other equity securities). For the avoidance of doubt, nothing in this Agreement shall prohibit, restrict or limit Holder, at any time, from acquiring, directly or indirectly, any securities of the Acquiror or its subsidiaries, including securities convertible into, exchangeable for or that represent the right to receive Acquiror Common Stock or any interest, beneficial or otherwise, in such Acquiror Common Stock.

2. Miscellaneous.

(a) Termination of Merger Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Effective Time. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the obligations of Holder pursuant hereto are personal to Holder and, except as required or permitted by this Agreement (including, without limitation, Section 1(b)), may not be transferred or delegated by Holder at any time. The Acquiror may assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder but may not otherwise transfer or assign this Agreement or any of its rights hereunder without the prior written consent of the Holder.

(c) Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of each such court in any such Action, irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.

(e) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(f) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours, with affirmative confirmation of receipt, (and otherwise as of the immediately following Business Day), addressed as follows (or at such other address for a party as shall be specified by like notice):

If to the Acquiror at or prior to the Closing, to:

Biotech Acquisition Company

545 West 25th Street, 20th Floor

New York, NY 10001

Attn: Ivan Jarry, Chief Operating Officer

Telephone No.: (415) 994-6363

Email: ivan.jarry@sprim.net

With a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Mathew A. Gray, Esq.

Email: mgray@egsllp.com

If to the Acquiror after the Closing, to:

Blade Biotherapeutics, Inc.

442 Littlefield Avenue

South San Francisco, California 94080

Attn: Board of Directors

          Dr. Wendye R. Robbins, CEO

         Jean- Frédéric Viret, CFO

E-mail: wrobbins@blademed.com

             jviret@blademed.com

with copies (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attn: Mathew A. Gray, Esq.

Email: mgray@egsllp.com

and

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attn: Mark V. Roeder; Brian D. Paulson

Email: mark.roeder@lw.com;

           brian.paulson@lw.com

(h) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Acquiror and Holder. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(i) Early Release. Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that, from and after the Closing, the Post-Closing Acquiror Board (in accordance with Section 2(j) below) shall be entitled to release all or any Restricted Securities from any or all of the restrictions imposed hereunder, and to release Holder from all or any obligations hereunder; provided, however, that if any securities (“Other Restricted Securities”) held by any other Person (an “Other Locked-up Person”) that is party to an agreement with the Acquiror similar to this Agreement, including any Founder Shares pursuant to and as defined in that certain letter agreement, dated as of January 25, 2021 (the “Insider Letter” and, together with any such other agreement similar hereto, the “Other Lock-up Agreements”), by and among the Acquiror, the Sponsor and the other parties named therein (or other securities of Acquiror issuable upon conversion thereof), are released from any such restrictions, the Restricted Securities shall, unless Holder consents otherwise in writing, also be released in a proportionate manner, and at the same time or times, as Other Restricted Securities subject to such release, except in the case of where such Other Restricted Securities are released either (i) to make a Transfer that is required by applicable Law or (ii) to permit such Other Locked-up Person to avoid an impending insolvency, bankruptcy or assignment for the benefit of such Other Locked-up Person’s creditors (either of clauses (i) or (ii), an “Excluded Early Release”); and provided, further, that in the event that any Other Lock-up Agreement is amended or otherwise modified in a manner favorable to any Other Locked-Up Person (other than for an Excluded Early Release through amendment or modification) and such amendment or modification, if applied to this Agreement, would also be favorable to Holder, Holder shall be afforded the benefits of, and this Agreement shall be deemed amended or modified to give effect to, such amendment or modification. In the event of an early release of all or any Other Restricted Securities or any Other Locked-up Person from any or all of the restrictions imposed pursuant to an Other Lock-up Agreement (other than an Excluded Early Release) or any Other Lock-up Agreement is amended or otherwise modified in a manner favorable to any Other Locked-Up Person (other than for an Excluded Early Release through amendment or modification), Acquiror shall notify the Sponsor and Holder within two (2) business days of the occurrence of such release, amendment or modification. Acquiror hereby represents and warrants that no Other Lock-up Agreement imposes any shorter lock-up period or any other lesser restrictions on Transfer of Acquiror Common Stock than those imposed on Holder pursuant to this Agreement.

(j) Authorization on Behalf of Acquiror. The parties acknowledge and agree that, notwithstanding anything to the contrary contained in this Agreement, except in the case of amendments or modifications automatically occurring or required pursuant to Section 2(i), any and all amendments or waivers of this Agreement by or on behalf of Acquiror after the Closing shall require the vote or consent of a majority of the Post-Closing Acquiror Board, including a majority of the Disinterested Directors. For purposes hereof, a “Disinterested Director” will mean an independent director disinterested in this Agreement or the Merger Agreement (i.e., such independent director is not a Blade Stockholder, an Affiliate of a Blade Stockholder, or an officer, director, manager, employee, trustee or beneficiary of a Blade Stockholder, nor an immediate family member of any of the foregoing) then serving on the Post-Closing Acquiror Board. Without limiting the foregoing, in the event that Holder or Holder's Affiliate serves as a director, officer, employee or other authorized agent of Acquiror or any of its current or future Affiliates, Holder and/or Holder's Affiliate shall have no authority, express or implied, to act or make any determination on behalf of Acquiror or any of its current or future Affiliates in connection with this Agreement or any dispute or Action with respect hereto.

(k) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(l) Specific Performance. The parties hereto acknowledge that irreparable damage, for which monetary damages, even if available, may not be an adequate remedy, may occur if the parties do not perform their obligations imposed pursuant to or otherwise breach this Agreement. Accordingly, the parties agree that each of them will be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(m) Entire Agreement. This Agreement (and the Merger Agreement to the extent incorporated herein) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Transaction Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the obligations, rights or remedies of the Acquiror or Holder under any other agreement between Holder and the Acquiror or any certificate or instrument executed by Holder in favor of the Acquiror or by Acquiror in favor of Holder, and nothing in any other agreement, certificate or instrument shall limit any of the obligations, rights or remedies of the Acquiror or Holder under this Agreement.

(n) Further Assurances. From time to time, upon the reasonable request of the Acquiror (in the case of Holder) or Holder (in the case of Acquiror), and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(o) Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts (which may be delivered by electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(p) Legal Representation. The Holder acknowledges that Latham & Watkins LLP is acting as counsel to Blade in connection with the Merger Agreement and the transactions contemplated thereby, and Latham & Watkins LLP is not acting as counsel to the Holder.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Acquiror:

BIOTECH ACQUISITION COMPANY

By:
Name:
Title:

[Additional Signature on the Following Page]

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

If Holder is an entity:
[●]

By:
Name:
Title:

If Holder is an individual:

Name:

Address for Notice:
Address:

Facsimile No.:
Telephone No.:
Email:

Exhibit A

Owned Securities

Blade Common Stock	Blade Series A Preferred Stock	Blade Series B Preferred Stock	Blade Series C Preferred Stock	Blade Series C-1 Preferred Stock
[●]	[●]	[●]	[●]	[●]